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                                                                   Exhibit 99(b)
                                                              Form 10-K for 1997
                                                              File No. 333-34793



                            AT&T Capital Corporation

                              Management Assertion


        In accordance with the terms of the Transfer and Servicing Agreement dated as of November 1, 1997 between AT&T Capital Corporation (the "Company"), as Servicer, and in its individual capacity, Antigua Funding Corporation, the Depositor, and The Chase Manhattan Bank, the Indenture Trustee for the Capita Equipment Receivables Trust 1997-1 (the "Servicing Agreement"), the Company is responsible for servicing the leases and loans that are the subject of the Serving Agreement. For the period from November 1, 1997 through December 31, 1997, management of the Company believes that it complied with its servicing responsibilities under the Servicing Agreement by maintaining an effective internal control structure over the servicing of the leases and loans based on the stated criteria set forth in the attached Attachment A.





                                          AT&T Capital Corporation, as Servicer



                                              By:  Glenn A. Votek
                                                   ------------------
                                                   Glenn A Votek
                                                   Executive Vice President and
                                                   Treasurer









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                                                                    Attachment A

                            AT&T Capital Corporation
              Stated Lease/Loan Servicing Internal Control Criteria

I. SEGREGATION OF SERVICED PORTFOLIO

The Company segregates leases and loans between owned and managed on its systems for the tracking and reporting of these records.

II. LEASE/LOAN PAYMENTS

Scheduled monthly lease and loan payments, prepayments and liquidation proceeds (remittances) are applied to the respective customer account on a daily basis, based on an established payment hierarchy.

III. ACCOUNTING

The Company maintains financial records for the serviced portfolios which are periodically reconciled to the Company's subsidiary records.

IV. DELINQUENCIES

The Company maintains system records and reports detailing the delinquency status by account and monitors the collection efforts for these accounts.

V. TRUSTEE DISBURSEMENTS

Remittances received by the Company are transferred to the Trustee by the Company's Treasury Group on a daily and monthly basis in accordance with the timeframe established within the servicing agreement.

VI. TRUSTEE ACCOUNTING AND REPORTING

The Company's Treasury Group generates a monthly servicing report which provides the cash activity, delinquency, and defaults relating to the serviced portfolio. Information on this report is reconciled to the records of the various servicing entities or Treasury Group.


           Stated Lease/Loan Servicing Internal Control Procedures

I. SEGREGATION OF SERVICED PORTFOLIO

The servicing entities segregate leases and loans which are owned and managed on its systems for the tracking and reporting.


    a. Transactions which have been securitized are identified with a special code (flagged) within the servicing entity's lease accounting system to segregate the cash activity and reporting relating to these transactions.

    b. System security has been established to restrict modifications to securitization codes by users (accounting and operations).






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    c.  A monthly lease and loan count reconciliation of the securitized contracts is performed by the Treasury Group to ensure that all securitized transactions are accounted for.

    d. Both owned and serviced portfolio subsidiary records are generated for review and reconciliation to control totals.

    e. The Company generates daily cash reports which segregate total cash received within a given period between owned and managed.

    f. The Company's system automatically modifies the status indicator on a managed transaction from active to its new status (default, prepaid, rebook, maturity, or ineligible) upon the appropriate change to the lease record.

    g. The Company adheres to its normal operating procedures in making any contract changes on the system.

II. LEASE/LOAN PAYMENTS

Scheduled monthly lease and loan payments, prepayments and liquidation proceeds (remittances) are applied to the respective customer account on a daily basis, based on an established payment hierarchy.

    a. Customers are directed to forward their remittances to the Company's lockboxes as indicated on their respective invoices.

    b. Payments received at the lockbox electronically feed to the Company's lease accounting system on a daily basis and are posted to customer records by the morning of the subsequent day.

    c. A daily cash reconciliation is performed by the servicing entities of the cash received at the lockboxes to ensure a complete accounting of all cash (owned and serviced).

    d. System security has been established to restrict modifications to the system controlled payment hierarchy.

    e. There is a proper segregation of duties between the personnel responsible for the posting of payments (systems for electronic transmissions and operations for manual adjustments) and reconciling the cash activity to the general ledger (accounting).

    f. System suspense cash accounts are utilized to monitor unapplied cash (rejects, unidentified, and unknowns).

    g. Operations personnel review the clearing of suspense cash activity to ensure timely application of such activity.

    h. A monthly cash reconciliation is performed between the accumulated daily cash transferred to the monthly servicing data file received by the Treasury Group.

    i. Scheduled monthly lease/loan payments and prepayments received by the Company are separately identified and remitted on a daily basis.






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    j.  Liquidation proceeds received by the Company are separately identified and remitted on a daily basis.

    k. The Company generates daily cash reports which segregate the total cash received within a given period between owned and managed assets.

    l. The Company flags lease contracts which go into renewal when all the contract principal balance sold has been submitted to the Trust.


III. ACCOUNTING

The Company maintains financial records for the serviced portfolios which are periodically reconciled to the Company's subsidiary records.

    a. There is an adequate segregation of duties between the personnel responsible for record maintenance on the lease accounting system (operations) and reconciling lease and loan activity to the general ledger (accounting).

    b. The Company maintains an automated or manual interface between the lease accounting system and the general ledger.

    c. Periodic reconciliations between the lease accounting system and general ledger for the owned portfolio are performed.

    d. The remaining present value (using the interest rate in the deal) of the contract principal balance compared to the remaining contract principal balance processed by the Treasury system.

    e. A monthly reconciliation is performed by the Company from its general ledger cash activity to the Treasury Group cash records.

    f. The Company's Internal Audit Group performs periodic reviews of the servicing entity's accounting practices and control assessment on the systems area supporting securitization.

    g. Both owned and serviced portfolio subsidiary records are generated for review and reconciled to control totals.

    h. Special reports are run from the securitized portfolio to capture the rents due for leases terminated prior to the billing cycle date. These special reports are required as a result of a system constraint which does not capture the last rent amount due when a lease terminates prior to the billing cycle date.


IV. DELINQUENCIES

The servicing entity maintains system records and reports detailing the monitoring and collection efforts for delinquent accounts.


    a. Procedures exist for the periodic reviews of delinquent transactions, generation of delinquency reports and collection efforts.

    b.  Account delinquency status is system calculated and generated.






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    c.  Corporate Credit performs periodic reviews of the delinquency reporting and collection activity at the servicing entities.

    d. Collection effort information such as phone calls, correspondence, and follow-up activity is maintained on-line by the customer service representatives.

    e. Delinquency reporting is reviewed and approved by the servicing entity's Credit Head as well as the Corporate Risk Management Group.

    f. Customer account monitoring is system driven based on delinquency and follow up action required. Management reviews performance levels of customer service representatives.

    g. Generation of delinquency status for the monthly servicing report are system calculated from delinquency status codes provided by the respective servicing entities.

    h. The Treasury Group performs a system edit to monitor the change in the delinquency status code month over month.

    i. Default information is generated from the servicing entity's system and reconciled to the default information reported in the servicer report by The Treasury Group.


V. TRUSTEE DISBURSEMENTS

Remittances received by the Company are transferred to the Trustee by the Company's Treasury Group on a daily and monthly basis in accordance with the timeframe established within the Servicing Agreement.


    a. The Company has written procedures for the transfer of funds to the Trustee on a daily and monthly basis.

    b. Appropriate approvals in writing are required to initiate a wire transfer of funds to the Trustee account.

    c. The wire transfer of funds to the Trustee is restricted to the Treasury Group.

    d. Wire transfer activity is recorded on a timely basis by the Treasury Group to the on-line cash system.

    e. A monthly reconciliation of cash activity is performed by the servicing entity from its general ledger to the Treasury Group's cash system. In addition, on-line reviews are is conducted on a periodic basis by the Company who initiated the transfer.

    f. The Company's Internal Audit Group performs periodic reviews of the servicing entity's accounting practices.

    g.  Periodic bank reconciliations are performed at the servicing entities.






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    h.  A monthly cash reconciliation is performed between the Treasury Group's cash records and the monthly servicing report produced by the Treasury Group.

VI. TRUSTEE ACCOUNTING AND REPORTING

The Company's Treasury Group generates a monthly servicing report which provides the cash activity, delinquency, and defaults relating to the serviced portfolio. Information on this report is reconciled to the records of the respective servicing entity or Treasury Group.

    a. A monthly data extract file at a lease and loan level is transmitted electronically from the servicing entity to the Corporate Systems Group. System edits are performed to ensure a complete accountability of the securitized portfolio as well as check for errors in various data elements by performing recalculations of amounts provided by the servicing entities.

    b. Through the system edit process, reports and files are generated for the exception reporting which is provided to the respective servicing entity for investigation and subsequent corrections.

    c. A system reconciliation at the lease level is performed between the contract principal balance and the required payoff amount calculated by the Treasury Group to the corresponding figures provided by the respective servicing entity.

    d. System programs are utilized for compiling and calculating of data relating to the securitized portfolio.

    e. A monthly cash reconciliation is performed between the Corporate Treasury Group cash records and the monthly servicing report produced by the Treasury Group.

    f. Appropriate system security and back up is maintained over the Corporate System used for securitization.

    g. The Company's Internal Audit Group performed a control assessment on the systems area supporting securitization.

    h. The Treasury Group's management performs an analytical review on the monthly servicing report.

    i. The servicing entities are provided a draft of the monthly servicing report for their review and approval before submission by the Treasury Group to the Trustee.